EXHIBIT 10.24

FEI

5350 NE Dawson Creek Drive

Hillsboro, OR 97124

Phone: 503-726-7500, Fax: 503-726-7509

Benjamin,

This is confirmation of the offer that we discussed earlier today. The contents of this offer are an outline of terms and are subject to more complete agreements and documents described in this letter.

The arrangements for your employment would be:

•                  Position: Executive Vice President, reporting to Don Kania. You would also be designated as an executive officer of FEl,

•                  Base pay of $310k annualized rate (paid at least monthly and consistent with the local payroll schedule). For clarity: you will paid in Sing Dollars; this does not include a 131h month annual wage supplement, which is sometimes the case in Singapore.

•                  Targeted annual incentive compensation of 60% of base-pay at 100% of targeted payout (initially $186k)

•                  This is paid out under the company’s existing management incentive compensation plan as established by the compensation committee. Payments are based upon company and individual performance; I can provide you with more details on that if you need them. Your participation would be effective upon date of hire and pro-rated from your start of employment.

•                  Further, to provide you bonus income protection for the year 2007 until you begin FEI employment: From January 1s1 2007 until your start date of employment, you will be provided an amount of money equal to a payment of 1x of your targeted annual bonus, applicable for that period of time (I.e., from 1/1/2007, until your start date with FEI, later in 2007).

•                  However, FEI will not pay for any lost bonus if bonus is otherwise paid for any period starting from 1/1/2007 until you commence employment. This means you can’t receive over-lapping bonuses for the same time period from your current employer and from FEI.

•                  In the event you leave FEI voluntarily prior to one year of employment, you are obligated to repay this in full.

•                  In the event you are terminated from FEI “without cause” no repayment would be required.

•                  Special Hiring Bonus on $100,000, payable soon after you commence FEI employment. You agree that you will repay this amount in the event you leave FEI Voluntarily prior to two years of employment. That repayment would be 100% if were to leave prior to one full year of employment, 50% if you leave between one year and two years of employment, and no repayment after two years of employment. However, should you be terminated from FEI “without cause” no repayment would be required.

•                  FEI will provide you a “Living Allowance” amount in Singapore of $11 Ok USD per year, which is for a combination of housing, educational assistance, and transport. However, each of these components will require appropriate documentation about these expenses, with the total not to exceed the $110k amount, with payments to be made on a monthly basis. A part of this amount will be a transport allowance of $2,700 per month for which reimbursement documentation will not be required.

•                  Your pay amount is being established and will be computed on an on-going basis in USD, but will be converted to Sing Dollars at the rate applicable at the time of hire, and then again periodically re-computed per the Company’s applicable accounting policies concerning recalculation of exchange rates, This same methodology will be used for other areas where USD is quoted in this letter, although actual payments will be in SGD.

•                  RSU’s: 60,000 RSU’s, which vest over four years in equal annual installments, beginning with start date. Price established upon start date,

•                  Severance: In the event you are terminated from FEI “without cause” within the first four years of employment, you will receive a severance amount of one year of base-pay and an additional amount equivalent to one year of your “Living Allowance” as described above.

•                  Change-of-Control: In the event there is a “Change-of-Control” involving the Company the benefits below will apply.

The change-of-control benefit will be subject to a “double trigger”, which means that there must be a change of control in company ownership, plus your position must be significantly altered in order for a change-of-control event to have occurred. “Significantly altered” could mean termination or it could be your being asked to assume a job of significantly decreased responsibility.

The Change-of-Control Agreement will provide:

•                  One year of base-pay,

•                  One year of targeted annual bonus,

•                  One year of continued vesting on any equity grants.

As mentioned earlier, we will provide:

•                  Indemnification of non-compete claims, should that situation occur, provided that you have not breached your obligations to FEI not to use proprietary information acquired from a prior employer.

•                  Three weeks (15 days) of vacation time per year.

Additional components of this offer: Subsequent to your eventual termination from FEl employment, you will be subject to a one year non-solicitation obligation, plus you will be subject to a one year non-compete obligation. Also you will be required to enter into our standard forms of agreement and policies concerning protection of FEl proprietary information, assignment of inventions and protection of confidential information.

I also must point out that employment at FEI is mutually “at will” and either you or FEI may terminate your employment for any reason or no reason at all at any time (however, in compliance with the terms stated above). We will work together to agree upon a mutually acceptable date for your employment to commence.

FEI is prepared to wait up to six months, should that be necessary, from the date of your resignation, for you to begin FEI employment. Of course, this presumes you will be promptly tendering your resignation from your current employer.

Benjamin, as we’ve previously mentioned, we would very much like to have you be part of the executive team of FEI. We believe you can have a large impact on our company, and your opportunity to build a business and realize personal benefit is significant.

We look forward to hearing back from you, confirming your plans to join FEI. If you have any questions, please let Don Kania or me know.

Best Regards,

/s/ Jim Higgs
Jim Higgs
Sr. Vice President, Human Resources

My below signature confirms my acceptance of the above offer:

/s/ Benjamin Loh, May 6, 2007
Benjamin Loh / date